ENGLISH TRANSLATION FOR INFORMATION ONLY




EDAP TMS S.A.
2002 20-F REPORT




                              EXHIBIT 4.4
            EDAP TMS S.A. COMMERCIAL LEASE & AMENDMENT No 1
              (ENGLISH TRANSLATION FOR INFORMATION ONLY)





Exhibit 4.4 EDAP TMS SA English                                                1

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY




BUILDING
in: Vaulx en Velin
NAME OF THE TENANT: EDAP TMS S.A.
Lease:  4/6/9 years
from: 01 October 2002
to: 30 September 2011

--------------------------------------------------------------------------------
                            COMMERCIAL LEASE
    IN ACCORDANCE WITH ARTICLES L-145-1 AND FOLLOWING OF THE CODE OF
                             COMMERCIAL LAW
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BETWEEN THE UNDERSIGNED:


THE COMPANY MAISON ANTOINE BAUD, Societe Anonyme [French limited company] with a capital of 3 096 336 Euros, with its registered office in COURNON D'AUVERGNE (63800) ZI Les Acilloux 27, Route du Cendre, represented by Mr. Yves DUPRE Vice Chairman of the Board of Directors,



hereinafter referred to as: " THE LESSOR "
ON THE ONE PART;


and

THE COMPANY EDAP TMS S.A., Societe Anonyme [French limited company] with a capital of 1 087 166,73 euros, with its registered office in VAULX EN VELIN (69120) 4, rue du Dauphine, recorded in the Lyon Trade Registry under the number 316 488 204, represented by Mr. Philippe Chauveau Chairman of the Board of Directors, duly authorised for the purpose of this document, hereinafter referred to as " THE LESSEE "
ON THE OTHER PART;


IT HAS BEEN AGREED AND DECIDED AS FOLLOWS:



CHAPTER I - GENERAL CONDITIONS


PURPOSE

The Lessor, IN ACCORDANCE WITH ARTICLES L-145-1 AND FOLLOWING OF THE CODE OF COMMERCIAL LAW leases out and rents to the Lessee, which accepts, the premises of which it is the owner, hereinafter described in chapter II of the SPECIAL CONDITIONS.


DESCRIPTION

The Lessee declares to know the premises well having visited them with this agreement in view, it not being necessary to make a fuller description than that made under chapter II " special conditions ", accepts them in the condition in which they stand and are, and renounces any claim as regards their condition, their layout or any error in the description.



Exhibit 4.4 EDAP TMS SA English                                                2

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY


DURATION OF THE LEASE

This lease is granted and accepted for a period of NINE full and consecutive years that shall begin to run as of the date specified hereinafter in chapter II " special conditions ". It shall cease in the conditions fixed in article L-145-5. The Lessee shall have the right to terminate this lease at the expiry of each 3-yearly period by notifying the Lessor by extra-judiciary process at the latest nine months before the expiry of the period in progress.

RENT PRICE

The rent, fixed in the special conditions hereinafter, constitutes a determining factor for both parties for the conclusion of this lease. This lease is granted and accepted in return for an annual rent, a base value whose amount is specified hereinafter in chapter II " special conditions " and which shall be modified in the conditions fixed by the legislation and according to the conditions fixed hereinafter.

The Lessee undertakes to pay the rent fixed in four equal instalments payable quarterly, in advance, on the first day of JANUARY, APRIL, JULY and OCTOBER.

REVISION OF THE RENT PRICE

The first revision of the rent shall take place on 1 January of each year with reference to the INSEE index.

The subsequent revisions shall take place on 1 January of each year with reference to the index for the first quarter of the previous year on that of the first quarter of the year before the reference index.

This clause for the annual indexing of the rent shall not have the effect of reducing the revised rent to an amount less than the basic rent.

In addition, it constitutes an essential and determining clause of the lease without which the Lessor would not have contracted.

VAT OPTION

In accordance with the provisions of articles 260-2{degree} and 193 to 195 of Appendix II of the General Tax Code, the Lessor declares to opt for the payment of VAT on the rents. It declares to deal personally with the declarations for opening a distinct sector and option with the tax authorities, in the conditions and time limits specified in articles 191 and 192 of Appendix II, and of article 286, and articles 32 and following of Appendix IV of the General Tax Code.

SERVICE CHARGES

The Lessee shall refund to the Lessor the share of the service charges for the premises to which this rental lease relates. This share depends on the area of the rented premises. It shall be paid at the same time as the rent.

The final amount of the charges shall be settled each year, three months after the closing of the previous financial period, the balance due by the Lessee on these grounds being invoiced by the Lessor, with a statement of the corresponding expenditure, at the same time as the rent for the quarter and the provision for charges just expiring.

The property tax payable by the LESSEE shall be refunded on presentation of proof of payment.

GUARANTEE DEPOSIT

To guarantee the execution of obligations incumbent on it, the Lessee shall pay the Lessor, which acknowledges this, a sum representing the amount of a rental instalment, as a guarantee deposit and refundable at the end of the tenant's enjoyment, one month after complete removal and return of the keys, and after deduction of all the sums than may be due by the Lessee on the grounds of rent, refundable tax charges for repairs or on any other grounds. This sum shall not produce interest, the rent being fixed accordingly.

The said sum shall be increased or reduced at the time of each modification in the rent level, in order to equal, at any time, a rent instalment.

DESTINATION

The Lessee shall only carry out in the rented premises the activity as it is defined in the articles of association, to the exclusion of any other and shall not be able to change this allocation by substituting or adding other activities, using local practices as a pretext.

The Lessee shall constantly use the rented premises for its activity.


Exhibit 4.4 EDAP TMS SA English                                                3

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY


OTHER GENERAL CONDITIONS

The lease is, in addition, granted in the ordinary and lawful conditions and, in particular, in the following conditions:

1)INVENTORY OF FIXTURES - The Lessee accepts the rented premises in the condition in which they are at the time of entering into enjoyment and shall not be able to require the Lessor to carry out any renovation or repair work. An inventory of fixtures shall be drawn up in the presence of both parties when the Lessee enters into enjoyment. In the event that, for any reason whatsoever, this inventory is not drawn up, and, in particular, if the Lessee is absent, the premises shall be considered to have been rented in perfect condition. The Lessee shall bear the costs for the inventory of fixtures.

2) FURNISHING - The Lessee shall keep the rented premises constantly furnished with large furniture, equipment and merchandise in a sufficient quantity and value to meet, at any time, the payment of the rents and incidental charges, along with the execution of all clauses and charges of this lease.

3) UPKEEP OF THE PREMISES- The Lessee shall ensure that the rented premises, along with the fixtures, fittings and interior installations are kept in a good state of repair and maintenance throughout the entire period of the lease. By express agreement between the parties, the Lessee undertakes to execute, in the place of the Lessor, all repairs that could be necessary in the rented premises, in particular in respect to the glass areas, with the exception, however, of major repairs as defined in article 606 of the Code of Civil Law that alone remain payable by the Lessor, the rent having been fixed accordingly. The Lessee undertakes to notify the Lessor without delay of any accident and repair for which the Lessor is liable and which may become necessary during the lease. The Lessee shall also be bound to maintain and repair all the sanitary installations and appliances.

4) DAMPNESS- In the case of saltpetre forming permanently or fortuitously, the Lessee must immediately inform the Lessor, so that the latter can do what is necessary to remedy this.

5) INSURANCE - LIABILITIES The Lessor shall take out a multi-risk insurance policy for the value when new of all the furniture, covering the landlord's civil liability, claims by third-parties and neighbours, and damage to the property complex and the landlord (loss of rent and recoverable charges, indirect losses, etc.), by fire, explosion, electric hazards, breaking, water damage and natural disasters, with abandon of claim against the Lessees on the grounds of the damage that the latter could have caused to the building and the persons for whom the Lessor is responsible (staff, suppliers, etc.).

Likewise each Lessee takes out an insurance policy covering its civil liability, claims by third-parties and neighbours, and damage caused to its fixtures, fittings, installations, equipment, furniture, merchandise and other goods located in the rented premises, by fire, explosion, electric hazards, breaking, water damage and natural disasters, with abandon of claim against the Lessor on the grounds of the damage that the building or the latter could have cause to these goods, the Lessee or its firm (loss of enjoyment, loss of customers or goodwill, indirect losses) and the persons for whom the Lessee is responsible (staff, suppliers, customers, etc.).

The covers provided by these different insurance policies shall extend to electric damage, costs for clearing, demolition and transport of rubble, costs for removal and replacement of all movable objects and expert's fees. The Lessor and Lessee respectively abandon any claim against the other in the case of damage caused to their goods and to persons for whom they are responsible as a result of fire, explosion, electric hazard, breakage, water damage and natural disasters.

If the activity carried out by the Lessee leads, either for the landlord or for the other tenants or neighbours, to additional insurance premiums, the Lessee shall indemnify for this each of these different interested parties, and, in addition, shall cover the landlord against any claim by the tenants and neighbours.

6) ACCIDENT MAKING IT PARTIALLY OR TOTALLY IMPOSSIBLE TO OCCUPY THE RENTED PROPERTY - In the case of accident and apart from what is indicated in the last paragraph of this {section}, the lease shall continue between the parties. If the accident is ascribable to the Lessee, the latter shall not benefit from any reduction in rent or charges during the period of loss of enjoyment. On the other hand, if the accident is ascribable to the Lessor, or another tenant, the Lessee shall benefit from a reduction in rent and charges in proportion to the disruption in enjoyment that it incurs. In the case of destruction of the part of the building where the rented premises are located, and if the Lessor decides not to reconstruct, this lease shall be terminated as of right without indemnity by simple notification by the Lessor of its decision, in the form of a registered letter.


Exhibit 4.4 EDAP TMS SA English                                                4

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY




7) WORKS BY THE LESSEE - The Lessee shall not be able to make any change in the distribution and installation of the rented premises, any demolition of constructions, piercing of walls, panels or vaults, or any construction, conversion or fitting-out without the express written authorisation of the Lessor. In the event that the authorisation is granted, the works shall be executed under the supervision of the Lessor's architect, whose fees shall be payable by the Lessee.

8) ADVERTISEMENTS ON THE BUILDING - The Lessee shall obtain the prior written agreement of the Lessor for any banner, advertisement and sign that it would like to install outside its premises.

9) FLOOR LOAD - The maximum floor load is in the region of 350 KG/m2 for the offices and shall be specified in chapter II " special conditions " if necessary.

10) WORKS BY THE LESSOR - The Lessee shall accept without any indemnity, whatever the importance and the duration, all the works that could become useful or necessary in the rented premises or in the building where the premises are located or in the neighbouring buildings, as well as all improvement or new construction works that the landlord may judge appropriate to have executed, even if these works may last longer than 40 days.

11) PUBLIC SERVICE WORKS - The Lessee shall have executed, the costs to be borne by it, in the place of the Lessor, all works required by the public services, as a result of its activity, solely affecting the rented premises. If the said works concern all the building in which the rented premises are located, it shall contribute in proportion to its rent to the cost of the works that shall be carried out by the Lessor at the request of Public Services.

12) WORKS TO BRING INTO CONFORMITY - All works to bring into conformity with safety or hygiene rules or works linked to operating and the new rules that could become applicable in these different fields shall be fully payable by the Lessee which shall deal personally with these without making any claim against the Lessor. These works to bring into conformity must be carried out under the supervision of the Lessor's architect. In the event that a smoke flue is required or necessary, it shall be installed in the place indicated by the Lessor, the costs to be payable by the Lessee and under its sole responsibility.

13) WATER - CONNECTION - The tenant undertakes to carry out, at the first request by the landlord, the costs and responsibility to be solely borne by it, in agreement with the Company and the landlord, all the works necessary for connecting all cold water pipes for the rented premises, solely and directly to the mains pipe and, therefore, pay the water consumption of the said Company, along with the sundry costs linked to the installation, and to comply with all the conditions imposed by this Company. The Lessee shall have the obligation to protect the pipes, meters, etc. from freezing and shall be responsible, bearing the costs, for damage to its installations as a result of freezing temperatures.

14) WATER - CONSUMPTION - The Lessee shall be bound to refund to the Lessor each month the consumption of cold water. If there is a specific meter for the premises to which this lease relates, the refunded water consumption shall be that indicated on the said meter. The Lessee shall, in addition, bear the costs of maintenance, rental and reading of the said meter, along with, in addition to the consumption recorded on the distribution meter, its share of the water costs for the building's general services and the communal toilets, if there are any. If there is no distribution meter, the costs for the building's water shall be distributed in proportion to the area of the rented premises. The Lessee undertakes not to claim any indemnity from the Lessor in the case of stoppage in water distribution, or lack of water pressure. The Lessor reserves the right, in the case of below freezing temperatures, and each time that this measure is necessary, to temporarily stop the distribution of water in the building, without the tenant being able, as a result of this, to claim the right to any indemnity.

15) TAXES AND SIMILAR CHARGES PAYABLE BY THE LESSEE - The Lessee must pay all the town, police and highways charges to which tenants are ordinarily bound, all this in such a way that the Lessor cannot have any problems in this respect, paying, in particular, the personal and property contributions, rental taxes (household rubbish, sewage, sweeping, etc.), trade tax and community charges, and all other taxes for which tenants are responsible on any grounds whatsoever, justifying their payment on request by the Lessor. The property tax is payable by the Lessee.

16) CALM AND QUIET - The Lessee shall not be able to do anything in the rented premises that, by the noise, smell, dampness, vibrations, smoke or any other reason may cause annoyance to people in the building or others, or be harmful to the building.


Exhibit 4.4 EDAP TMS SA English                                                5

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY


17) BUILDING REGULATIONS - The Lessee shall ensure that the peacefulness of the building and building complex are not disturbed in any way by its fault or that of its employees or customers. In particular it undertakes not to use in the rented premises any electric or other appliance preventing the radio or television from being heard without equipping the said appliances with devices that prevent all disturbance for those in the vicinity. It shall comply with the building regulations, if there are any, for good order, cleanness and service, and shall not use any noisy or dangerous appliance. It must not place or dispose of anything at all outside the rented premises, even for a short period.

18) PAYMENTS - the Lessee must also respect: town planning, urban development zone and industrial estate job specifications and regulations, and any internal or co-ownership regulations, so that the Lessor never has any problems in this respect.

19) OCCUPANCY - the Lessee undertakes to personally and constantly occupy the rented premises carrying out the aforesaid trading or industrial activity. It shall not be able to be substituted, on any grounds whatsoever, and in particular under a business leasing agreement, by a third party in the enjoyment of the rented premises.

20) SUB-TENANCY AND TRANSFER OF THE LEASE

20.1 - The Lessee is formally prohibited from subletting or lending the rented premises completely or partly, even for a short period and free of charge

20.2 - Notwithstanding article 20.1, the Lessee shall be able to partly sublet the premises that it occupies to one or more companies in its group on condition that it obtains the prior express agreement of the Lessor. For this purpose, the Lessee must provide the Lessor with a K- bis extract for any sub-tenancy and the draft sub-tenancy contract. This subletting does not cover secondary sub-tenants, which are prohibited. The Lessee shall alone be liable for the charges, clauses and conditions of this lease. It is expressly agreed between the Lessee and the Lessor that there is indivisibility of the rented premises and any partial sub- letting must specify that all the premises to which this lease relates form an indivisible whole. At the expiry of this lease, whatever may be the reason, the Lessor shall not be bound to any renewal of any sub-tenancy contract(s), the Lessee personally dealing with the eviction of any sub-tenant. The Lessee alone is liable in respect to the Lessor for all the consequences of the sub-tenancies thus granted, in particular, as regards any necessary repair of the premises, both at the time of the installation of any sub-tenant and on its departure.

20.3 - The right to the lease shall only be transferred in full and only to the purchaser of the goodwill and in other cases subject to the prior authorisation in writing of the Lessor.

In all cases, the Lessor shall be called upon by extrajudiciary process to call into play its pre-emption right, as indicated hereinafter, and to intervene in the lease transfer document (and in its perfecting) of which a copy with the signatures shall be forwarded to it without costs for it.

The Lessee and any successive transferees shall continue to be guarantors and sureties, jointly and severally bound to the lease conditions and the payment of the rents and charges even prior to the transfer, which must be specified in the transfer contract. In the case of transfer of goodwill, the Lessee must notify by an extrajudiciary process the draft contract in full to the Lessor. The latter shall be able, within one month of this notification, to notify the Lessee that it intends exercising its pre-emption right and undertakes to execute, in the place of the acquiring candidate, the clauses and conditions of the draft transfer contract.

20) LIABILITY - The Lessor is exempted, in particular, from any liability, even in the form of rent reduction, in the case of an interruption in the supply of gas, water, electricity, central heating, hot water, etc.

21) BURGLARY - It is expressly agreed between the Lessee and the landlord that the latter can, in no way, be held liable for any burglary of which the tenant may be victim in the rented premises or in the communal part of the building. The tenant undertakes to personally ensure, as it considers suitable, the fencing, protection and surveillance of the premises rented to it and of its personal belongings, the Lessor, by express agreement, not being responsible for the surveillance of the building.

22) VISIT TO THE BUILDING - The Lessee accepts as of now, in the event that the Lessor wishes to sell its building, to allow the rented premises to be visited by any person with an authorisation from the landlord or its representative, every day from 10 a.m. to 5 p.m. The Lessor has the right to have the rented premises visited, at its convenience, by its architect and to allow entry to all the contractors and workmen. It shall also be possible for the rented premises to be visited, in the same conditions and between the same times, by any person likely to rent the said premises, in the event of notice given by the Lessee, refusal of renewal by the Lessor, premature termination of the lease or sale of the rented premises.


Exhibit 4.4 EDAP TMS SA English                                                6

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY



23) DESTRUCTION OF THE PREMISES - Not withstanding article 1722 of the Code of Civil Law, in the case of destruction following fire or any incident affecting a major part of the area of the rented premises, this lease shall be terminated as of right if this appears appropriate to the landlord, the Lessee expressly renouncing the right to keep the lease at a reduced rent.

24) TOLERANCE - No act of tolerance on the part of the Lessor, whatever the duration, shall create a right in favour of the Lessee.

25) HANDING-BACK OF THE PREMISES BY THE LESSEE AT THE END OF TENANCY - The rented premises along with the fixtures, fittings and improvements carried out by the Lessee shall be handed over without indemnity and in full ownership to the Lessor, in good state of repair and maintenance (including those concerned by article 606 of the Code of Civil law for the fittings and improvements made by the Lessee) even if the lease comes to an end by application of the avoidance clause, unless the Lessor prefers to require the rented premises to be put back to their original condition, the costs to be born by the Lessee. One month before the expiry of the lease, an inventory of fixtures shall be carried out in the presence of both parties comprising a listing of the works and repairs incumbent on the Lessee that must be carried out on the day of the expiry of the lease, which the Lessor shall come to note so that the Lessee receives discharge. Failing the execution of these repairs, the Lessee shall pay, on its departure, the cost of the corresponding works.

26) AVOIDANCE CLAUSE - It is expressly agreed that failing payment, on its due date, of all or part of any sum whatsoever due by the Lessee on the grounds of this contract, as in the case of non-execution of any one of the conditions of this lease and one month after order to pay or summons to perform remaining without effect, this lease shall be terminated as of right, if so wished by the Lessor, whether or not there is prejudice for the latter and without the need for any legal formality, the said termination as of right resulting from the notification of termination by extrajudiciary process. If the tenant refuses to leave the premises, it shall suffice to force it for a simple decision to be given in summary proceedings by the President of the Regional Court, the said decision being provisionally enforceable notwithstanding appeal and without lodging of guarantee. In this case, the rents in advance, the guarantee deposit along with an indemnity fixed at twice the amount of the last quarterly instalment in force shall be acquired by the Lessor on the grounds of first termination indemnity, without prejudice to all others due.

27) PENALTY CLAUSE - In the case of non-payment exactly on their due date of the sums due for rent and incidental costs by the Lessee according to the stipulations of the lease, the amount of each outstanding payment shall, at the expiry of 15 days as of the due date, be increased by 10% as damages and this without prejudice to any application of the avoidance clause.

By express agreement, this penalty shall apply as of right at the expiry of the aforementioned time limit without need for any further notification.

All lawyer's fees and all bailiff's fees and emoluments, for any intervention for the purpose of collecting the unpaid rents at the agreed due date, shall be payable by the occupant as penalty according to the meaning assigned in article 1152 of the Code of Civil law, in addition to the interest as of right and repeatable costs.

28) LEASE CLAUSES - It is formally agreed that none of the conditions inserted in the lease can be deemed to be comminatory or for style but, to the contrary, they must all be fully executed without which the lease would not have been concluded.

29) COSTS - The Lessee shall bear and be fully liable for the costs for legal documents, fees, duties, stamps and registration.

30) DISPUTES - Disputes relating to the execution of this document shall be referred, as appropriate, before the President of the Regional Court or before the Regional Court itself in the Jurisdiction of LYON.

31) ELECTION OF DOMICILE - for the execution of this document and, in particular, for the notification of all extrajudiciary processes or legal action, the Lessee elects domicile in the rented premises even after departure from the said premises.

32) FEES - The Lessor and Lessee acknowledge that this contract has been negotiated by the Firm SOPREC, 59, Bd Vivier Merle 69429 LYON cedex 03

The share of the remuneration to be borne by the Lessee is indicated in Chapter II " special conditions "



Exhibit 4.4 EDAP TMS SA English                                                7

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY




CHAPTER II - SPECIAL CONDITIONS

1 - DESCRIPTION

A building for use as offices located  at 69120 VAULX EN VELIN 4
, rue du Dauphine
Named  C and more particularly the following lot:
Lot C2 on the first floor and 4 external parking places.
With a rental area of roughly 165 M2.

2 - DURATION

Nine full and consecutive years, of which a firm period of 4 years, the Lessee expressly renouncing its right to terminate at the end of the first three-year period.

3 - REFERENCE DATES

Date this lease comes into  effect:                             1 OCTOBER  2002
Date the  premises are made available:            at the latest 1 OCTOBER 2002
(knowing that the Lessee shall be able to begin to move in before that date depending on the progress of the finishing works executed by the Lessor, pre-handing-over initially planned for around 15 September 2002)

4 - PURPOSE

The Lessee's activity: research into electronic and IT devices for treating materials, studies of appliances, and manufacture and marketing of hi-tech medical appliances.

5 - USE

Offices and/or laboratories

6 - TAX SYSTEM

Added value tax (VAT) applicable

7 - BASIC ANNUAL RENT

BASIC ANNUAL RENT EXCLUDING TAX:                                   18 975.00 [E]

VAT at 19.6 %                                                       3 719.10 [E]

BASIC ANNUAL RENT INCLUDING ALL TAX:                               22 694.10 [E]

Which works out to twenty-two thousand six hundred and ninety-four euros and ten centimes.




Exhibit 4.4 EDAP TMS SA English                                                8

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY





8 - PAYMENT OF THE 1ST QUARTER

Payment prorata temporis from 1 October 2002 to 31 December 2002 of the rent plus charges, taxes and similar (postponement of rent to 15 October 2002 or 21 October 2002, that is to say payment deferred by 15 days, taking into account the date on which the tenant effectively moves into the premises and the pre-handing-over date) . In the event of late placing at disposal of the newly rented part, planned initially for 1 October 2002, the payment of the first instalment of the first due amount for this part shall be postponed accordingly.

Payment of the first complete instalment of the rent plus charges, taxes and similar as of 1 January 2003.

9 - MINIMAL PROVISIONS FOR CHARGES

These are estimated at 961.35 [E] PER YEAR, ALL TAXES INCLUDED, and are called in advance quarterly at the same time as the rent, that is to say 240.26 [E] PER QUARTER, ALL TAXES INCLUDED, excluding refund of the property tax that will be made on presentation of the corresponding receipt.

10 - GUARANTEE DEPOSIT

4 743.75 EUROS, representing three months' rent excluding tax and charges

11 - REFERENCE INDEX

INSEE index for cost of construction that is to say 1159 for the 1st quarter 2002
The first revision will be on 1ST JANUARY 2004

12 - OTHER SPECIAL CONDITIONS

The Lessee shall personally deal with electric, telephone and other connections, and, in particular, the compartmentation.

13 - DESCRIPTION OF WORKS CARRIED OUT BY THE LESSOR

* tiled floor on the ground floor

* false ceiling 660 x 600, recessed light

* heating and  air  conditioning,  reversible  hot and cold by heat pump ventilp
- convectors with hydraulic kit, distribution network in false ceiling of the ground floor . The convectors are eliminated.

* windows with double glazing.

* sanitary installations (these already exist in your premises)

* technical plinth around the perimeter of the building with 2P +T 10/16 A every
2.50 m

* mechanical ventilation in circulating areas

* cut-out and opening between lots according to attached plans.

* lot separation partition.

* paint-covered perimeter pillars and walls

* electric rolling shutters with infra-red remote control

* external parking areas

A banner is authorised on the building facade.

14  - DESCRIPTION OF THE WORKS EXECUTED BY THE LESSEE AND AUTHORISED  BY
THE LESSOR

Interior compartmentation according to attached plan



Exhibit 4.4 EDAP TMS SA English                                                9

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY





15 - CALM AND QUIET

Not withstanding article 16 of the general conditions, it is hereby specified that the Lessor already authorises the Lessee to use electric appliances, taking into account its activity.



Exhibit 4.4 EDAP TMS SA English                                               10

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY






16 - FEES

The share of fees due to the company SOPREC, borne by the Lessee amounts to the sum of 2 371.87 euros excluding tax, that is to say 2 836.76 euros including tax, payable at the signing of this contract.

Thus done in duplicate, with a copy for each party.

In Lyon, on



The Lessee                                                            The Lessor



Exhibit 4.4 EDAP TMS SA English                                               11

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                                       ENGLISH TRANSLATION FOR INFORMATION ONLY




                     APPENDIX 1 TO LEASE OF 1 OCTOBER 2002


MAISON ANTOINE BAUD, a joint-stock company with a capital of [E] 3,096,336 whose registered offices are at ZI Les Acilloux, 27, Route du Cendre, Cournon d' Auvergne (Puy de Dome), France and registered in Clermont-Ferrand under the number 855 201 521, represented by Yves Dupre, the Vice-Chairman of the Board of Directors and party to the contract and after this simply called the Lessor

                                                  On the one part,

AND

The Company EDAP TMS S.A., Societe Anonyme [French limited company] with a capital of * 1 087 166,73, with its registered office in VAULX EN VELIN (69120) 4, rue du Dauphine, recorded in the Lyon Trade Registry under the number 316 488 204, represented by Mr. Philippe Chauveau Chairman of the Board of Directors, duly authorised for the purpose of this document,

                                                  On the other part,


The background is as follows:

--------------------------------------------------------------------------------
                                  ACCOUNT
--------------------------------------------------------------------------------

Under an administrative decision dated 1 October 2002, in Lyons, MAISON ANTOINE BAUD leased premises at 4, rue du Dauphine, Vaulx en Velin, France to EDAP TMS S.A. These premises consist of:

A building used as offices (known as Office C) as well as the following:

Part of the first floor (C2) and 5 parking spaces outside the building. The whole area covers approximately 165 square metres (excluding the parking spaces)

This said, the following has been agreed:

Clause 5 in the original lease allowed various general terms to be enforceable retrospectively and now contains the following addition:

The insured lessee, as part of the lease, agrees not to pursue an insurance claim against the owner who might otherwise be held liable in the event of a fire, explosion or damage caused by water emanating in the building described in the specific terms and conditions. As a result, the lessee's insurance company will be absolved of any duty that it might otherwise have had to claim against the owner and his insurance company for material damage and costs or insured losses.

and,

The insured owner, as part of the lease, agrees not to take action against the lessee who might otherwise be held liable in the event of a fire, explosion or damage caused by water emanating from the buildings described in the specific terms and conditions. As a result, the owner's insurance company will be absolved of any duty that it might otherwise have had to claim against the lessee or his insurance company for material damage and cost or insured losses.

All other clauses and conditions of the lease enforceable since 1 October 2002 that have not been amended by this document remain enforceable.

Drawn up in Cournon, on 15 October 2002
In two top copies

      The Lessor                                        The Lessee



Exhibit 4.4 EDAP TMS SA English                                               12